Exhibit 24
POWER OF ATTORNEY
     Each of the undersigned hereby appoints any one of Kent M. Adams, Edward J. Rapp, James A. Duensing, Steven R. Elsesser and Michael G. Sposato his attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, to execute for each of the undersigned and in his name and capacity with Caterpillar Financial Services Corporation as listed below, and to file any of the documents hereinafter described relating to the issuance and offering of the Company’s debt securities up to a total of US$8,000,000,000 or its equivalent (including in such amount the offering price rather than the face value of any such securities sold at a discount from face value), such documents being: a Registration Statement to be filed with the Securities and Exchange Commission, any and all other documents required to be filed with respect thereto with any regulatory authority, and all amendments to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorneys, each acting alone, with full powers of substitution and resubstitution, full power and authority to accomplish the foregoing registration as fully as the undersigned might do.
   Dated as of the 17th day of November, 2010.

Signature	Title

/s/ Kent M. Adams	President, Director and
Kent M. Adams	Principal Executive Director

/s/ Edward J. Rapp	Director
Edward J. Rapp

/s/ James A. Duensing	Principal Financial Officer
James A. Duensing	and Executive Vice President

/s/ Steven R. Elsesser	Controller and Principal
Steven R. Elsesser	Accounting Officer

/s/ Michael G. Sposato	Secretary
Michael G. Sposato